Exhibit 99.1

BreitBurn Energy Partners L.P. to Acquire Principally Oil Properties in

Kern County, California

LOS ANGELES, November 23, 2012 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced it has signed a definitive agreement to acquire principally oil properties located in the Belridge Field in Kern County, California for approximately $40 million in cash and 3,013,561 common units representing limited partner interests in the Partnership (“Common Units”). The acquisition is subject to closing conditions and purchase price adjustments and is expected to close in 2012.

Hal Washburn, BreitBurn's CEO, said, “We are very pleased to announce an excellent acquisition of high quality, principally oil assets in California, where we have extensive operating history and expertise. The Belridge Field is one of the largest fields in California, with significant oil in place, and these long-lived assets will provide us with attractive growth opportunities to further increase our oil drilling inventory. These assets will add to our high quality California oil production being sold based on Brent crude which is currently priced at approximately $110 per barrel, representing a significant premium over WTI. This is our fourth acquisition in 2012, bringing the total value of the acquisitions year to date to over $400 million, demonstrating our ongoing commitment to our growth through acquisitions strategy.”

Highlights of the acquisition include:

-- Immediately accretive to distributable cash flow per unit upon closing

-- Estimated average daily net production of approximately 825 Boe/day as of October 2012 (85% oil)

-- Estimated proved reserves of approximately 3.8 MMBoe as of November 1, 2012, plus additional potential resources

-- Estimated reserve life index of over 12 years based on estimated proved reserves

-- Oil production is currently 29 API gravity and price received currently averages Brent minus approximately 1%

-- 100% operated with 100% working interest

Transaction Financing:

The cash consideration for the acquisition will be funded with borrowings under our bank credit facility. The Common Units to be issued as partial consideration for the acquisition will be issued in a private placement and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The number of Common Units being issued as partial consideration for the acquisition will not be adjusted to account for changes in the unit price or for purchase price adjustments.

The information contained in this press release is neither an offer to sell nor a solicitation of an offer to buy any of the Common Units or any other securities of the Partnership.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Florida, Texas Indiana and Kentucky. See www.BreitBurn.com for more information.

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Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “expected,” “estimated,” “future,” “growth,” “potential,” “will be,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Estimated Proved Reserves

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  As a result, estimates prepared by one engineer may vary from those prepared by another.  The estimate of reserves contained in this press release was internally prepared based on information available through the acquisition process.  Estimates of proved reserves for our oil and gas properties for year end 2012 will be prepared by independent reserve engineers using the information available at that time.  Upon completion of such a review, our independent engineers’ estimate of these proved reserves as of December 31, 2012 could be materially different from our management’s estimates of such reserves as described above.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR

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